Exhibit 5.1

10250 Constellation Blvd., Suite 1100
Los Angeles, California 90067
Tel: +1.424.653.5500 Fax: +1.424.653.5501
www.lw.com
FIRM /AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
December 13, 2023	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
The Beachbody Company, Inc.	Hong Kong	Singapore
400 Continental Blvd, Suite 400	Houston	Tel Aviv
El Segundo, California 90245	London	Tokyo
	Los Angeles	Washington, D.C.
Madrid

Re: Registration Statement No. 333-274828; 427,769 shares of Class A Common Stock, par value $0.0001 par value per share, pre-funded warrants to purchase up to 122,281 shares of Class A Common Stock, and up to 122,281 shares of Class A Common Stock issuable upon exercise of the pre-funded warrants.

To the addressees set forth above:

We have acted as special counsel to The Beachbody Company, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 427,769 shares of the Company’s Class A common stock (the “Common Stock”), $0.0001 par value per share (the “Shares”), (ii) pre-funded warrants to purchase up to 122,281 shares of Common Stock (the “Pre-funded Warrants”), and (iii) up to 122,281 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Pre-funded Warrant Shares” and, together with the Shares and the Pre-Funded Warrants, the “Securities”). The Securities are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 2, 2023 (Registration No. 333–274828) (the “Registration Statement”), a base prospectus included in the Registration Statement (the “Base Prospectus”), a prospectus supplement dated December 10, 2023 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), a securities purchase agreement dated December 10, 2023 between the purchasers named therein, Roth Capital Partners, LLC (the “Placement Agent”) and the Company (the “Purchase Agreement”) and a placement agency agreement dated December 10, 2023 between the Company and the Placement Agent. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

December 13, 2023

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.

When the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchaser, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by Purchase Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

2.

When the Pre-Funded Warrants have been duly issued by the Company against payment therefor in the circumstances contemplated by the Purchase Agreement, the issue and sale of the Pre-Funded Warrants will have been duly authorized by all necessary corporate action of the Company, and the Pre-Funded Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.

When the Pre-Funded Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Pre-Funded Warrant holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Pre-Funded Warrants and in total amounts and numbers of shares that does not exceed the total amounts and numbers of shares available under the Second Amended and Restated Certificate of Incorporation of the Company, the issue of the Pre-Funded Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Pre-Funded Warrant Shares will have been validly reserved by all necessary corporate action of the Company, and the Pre-Funded Warrant Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated December 13, 2023 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement or post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) under the Act with respect to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP